Exhibit 99.2

SYNCORA GUARANTEE RE LTD.
Interim Financial Statements
For the Six Month Periods Ended June 30, 2008 and 2007
(expressed in U.S. dollars)

SYNCORA GUARANTEE RE LTD.
INTERIM BALANCE SHEETS
(U.S. dollars in thousands, except share and per share amounts)

	(Unaudited) As of June 30, 2008	As of December 31, 2007

ASSETS
Investments:
Debt securities available for sale, at fair value (amortized cost: 2008 - $1,811,028; 2007 - $1,951,416 )	$1,808,504	$1,966,628
Cash and cash equivalents	393,726	26,336

Total cash and invested assets	2,202,230	1,992,964
Accrued investment income	14,925	15,605
Deferred acquisition costs	156,763	179,532
Prepaid reinsurance premiums	72,129	76,474
Reinsurance balances receivable	193,949	63,118
Reinsurance balances recoverable on unpaid losses	121,698	249,926
Derivative assets	284,726	289,662
Note receivable - affiliate	—	75,000
Other assets	344	2,583

Total assets	$3,046,764	$2,944,864

LIABILITIES, REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$610,580	$334,606
Deferred premium revenue	676,350	843,933
Derivative liabilities	1,812,740	1,326,328
Reinsurance premiums payable	129,853	35,654
Accounts payable, accrued expenses and other liabilities	6,318	946
Payable to affiliates, net	—	2,671

Total liabilities	3,235,841	2,544,138
Preferred shares
Series A redeemable preferred shares	39,000	39,000
Shareholders’ (deficit) equity
Series B non-cumulative perpetual preferred shares	20,000	—
Common shares (Par value of $120 per share; 10,000 shares authorized; shares issued and outstanding: 2008 - 1,000; 2007 - 2,449)	120	294
Additional paid-in capital	750,607	754,665
Accumulated other comprehensive (loss) income	(2,524)	15,212
Accumulated deficit	(996,280)	(408,445)

Total shareholders’ (deficit) equity	(189,077)	400,726

Total liabilities, redeemable preferred shares and shareholders’ (deficit) equity	$3,046,764	$2,944,864

See accompanying Notes to Unaudited Interim Financial Statements

SYNCORA GUARANTEE RE LTD.
INTERIM STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(U.S. dollars in thousands)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,

	2008	2007	2008	2007

Revenues
Net premiums earned	$118,130	$39,879	$176,242	$74,111
Net investment income	23,044	24,424	49,954	44,954
Net realized losses on investments	(1,319)	(1,654)	(1,906)	(1,542)
Note receivable from affiliate	(75,000)	—	(75,000)	—
Change in fair value of derivatives
Realized gains and losses and other settlements	17,936	7,608	217,749	14,488
Unrealized losses	(163,342)	(18,403)	(491,348)	(25,819)

Net change in fair value of derivatives	(145,406)	(10,795)	(273,599)	(11,331)

Total revenues	(80,551)	51,854	(124,309)	106,192

Expenses
Net losses and loss adjustment expenses	371,940	1,504	404,726	273
Acquisition costs, net	29,875	11,982	48,857	22,858
Operating expenses	6,224	3,212	9,943	6,911

Total expenses	408,039	16,698	463,526	30,042

Net (loss) income	$(488,590)	$35,156	$(587,835)	$76,150

Comprehensive (loss) income:
Net (loss) income	$(488,590)	$35,156	$(587,835)	$76,150
Unrealized depreciation of investments	(108,438)	(24,459)	(94,642)	(19,208)
Less: reclassification for losses realized in income	(76,319)	(1,654)	(76,906)	(1,542)

Other comprehensive loss	(32,119)	(22,805)	(17,736)	(17,666)

Total comprehensive (loss) income	$(520,709)	$12,351	$(605,571)	$58,484

See accompanying Notes to Unaudited Interim Financial Statements

SYNCORA GUARANTEE RE LTD.
INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(U.S. Dollars in thousands)

	(Unaudited) Six Months Ended June 30, 2008	(Unaudited) Six Months Ended June 30, 2007

Series A redeemable preferred shares
Balance—beginning of year	$39,000	$54,016
Reduction in stated value	—	(15,016)

Balance—end of period	39,000	39,000

Common shares
Balance—beginning of year	294	294

Balance—end of period	294	294

Series B non-cumulative perpetual preferred shares
Balance—beginning of year	—	—
Issuance of Series B non-cumulative perpetual preferred shares	20,000	—

Balance—end of period	20,000	—

Additional paid-in capital
Balance—beginning of year	754,665	659,665
Capital contributions	—	225,000
Dividends on Series A redeemable preferred shares	(1,609)	—
Dividends on Series B non-cumulative perpetual preferred shares	(2,623)	—

Balance—end of period	750,433	884,665

Accumulated (deficit) retained earnings
Balance—beginning of year	(408,445)	436,613
Net (loss) income	(587,835)	76,150
Dividends on Series A redeemable preferred shares	—	(1,918)

Balance—end of period	(996,280)	510,845

Accumulated other comprehensive (loss) income
Balance—beginning of year	15,212	(17,221)
Other comprehensive loss	(17,736)	(17,666)

Balance—end of period	(2,524)	(34,887)

Total common shareholders’ (deficit) equity	(248,077)	1,360,917

Total shareholders’ (deficit) equity	$(189,077)	$1,399,917

See accompanying Notes to Unaudited Interim Financial Statements

SYNCORA GUARANTEE RE LTD.
INTERIM STATEMENTS OF CASH FLOWS
(U.S. Dollars in thousands)

	(Unaudited) Six Months Ended June 30,

	2008	2007

Cash flows provided by operating activities:
Net (loss) income	$(587,835)	$76,150
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Net realized losses on investments	1,906	1,542
Amortization of premium on debt securities	1,461	1,158
Realized gain from exercise of option under capital facility	(179,559)	—
Net realized and unrealized losses on put option	—	21
Decrease / (increase) in accrued investment income	680	(1,625)
Decrease / (increase) in deferred acquisition costs	22,769	(9,489)
Decrease / (increase) in prepaid reinsurance premiums	4,345	(16,307)
(Increase) / decrease in reinsurance balances receivable	(130,831)	937
Decrease in reinsurance balances recoverable on unpaid losses	128,228	288
Net unrealized losses on derivatives	490,907	24,667
Note receivable – affiliate	75,000	—
Decrease in amounts due from parent and affiliates	—	37
Decrease in other assets	2,239	199
Increase / (decrease) in unpaid losses and loss adjustment expenses	275,974	(364)
(Decrease) / increase in deferred premium revenue	(167,583)	45,989
Increase in reinsurance balances payable	94,199	1,431
Increase / (decrease) in accounts payable and accrued liabilities	5,372	(1,160)
(Decrease) / increase in amounts due to affiliates	(2,671)	5,358
Total adjustments	622,436	52,682
Net cash provided by operating activities	34,601	128,832
Cash flows provided by (used in) investing activities:
Proceeds from sale of debt securities	9,348	75,527
Purchase of debt securities	(1,410)	(650,600)
Net sales of short-term investments	—	118,057
Proceeds from maturity of debt securities and short-term investments	129,083	133,249
Net cash provided by (used in) investing activities	137,021	(323,767)
Cash flows provided by (used in) financing activities:
Proceeds from issuance of redeemable preferred shares	200,000	—
Capital contribution	—	225,000
Dividends paid on Series A redeemable preferred shares	(1,609)	(16,873)
Dividends paid on Series B non-cumulative perpetual preferred shares	(2,623)	—
Net cash provided by financing activities	195,768	208,127
Increase in cash and cash equivalents	367,390	13,192
Cash and cash equivalents – beginning of year	26,336	86,528
Cash and cash equivalents – end of period	$393,726	$99,720

See accompanying Notes to Unaudited Interim Financial Statements

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

1.	Organization

On March 17, 2006, XL Capital Ltd (“XL Capital”) formed Syncora Holdings Ltd. (“Syncora Holdings”) (formerly known as Security Capital Assurance Ltd), as a wholly-owned Bermuda based subsidiary holding company. On July 1, 2006, XL Capital contributed all its ownership interests in its financial guarantee insurance and financial guarantee reinsurance operating businesses to Syncora Holdings. The aforementioned operating businesses consisted of: (i) Syncora Guarantee Inc. (“Syncora Guarantee”) (a New York domiciled financial guarantee insurance company formerly known as XL Capital Assurance Inc.) and its wholly-owned subsidiary, Syncora Guarantee (U.K.) Ltd (formerly known as XL Capital Assurance (U.K.) Limited) and (ii) Syncora Guarantee Re Ltd. (“Syncora Guarantee Re” or the “Company”) (a Delaware domiciled financial guarantee reinsurance company formerly known as XL Financial Assurance Ltd.). Syncora Guarantee was an indirect wholly-owned subsidiary of XL Capital and all of the Company was indirectly owned by XL Capital, except for a preferred stock interest which was owned by Financial Security Assurance Holdings Ltd. (“FSA”), an entity which is otherwise not related to XL Capital, Syncora Guarantee, Syncora Holdings, or the Company (see Note 8). On August 4, 2006, Syncora Holdings completed an initial public offering (the “IPO”). In addition, XL Capital sold common shares of Syncora Holdings from its holdings directly to the public in a secondary offering concurrent with the IPO. Immediately after the IPO and the secondary offering, XL Capital, through its wholly-owned subsidiary XL Insurance (Bermuda) Ltd (“XLI”), owned approximately a 63% economic interest in Syncora Holdings, adjusted for restricted share awards to employees and management granted at the effective date of the IPO. In June 2007, XLI completed the sale of additional common shares of Syncora Holdings from its holdings. Immediately after such sale, XLI owned approximately a 46% voting and economic interest in Syncora Holdings, adjusted for restricted share awards to employees and management outstanding as of such date. Prior to XLI’s sale of common shares of Syncora Holdings in June 2007, its voting interest in Syncora Holdings was subject to limitations contained in Syncora Holding’s bye-laws. On August 5, 2008, Syncora Holdings, Syncora Guarantee, the Company, and XL Capital consummated the transactions described in Note 2 below and, as a result thereof, XL Capital transferred all of the common shares of Syncora Holdings it owned to an escrow account pending release of the shares to a trust (see Note 2 for additional information).

2.	Recent Developments, Agreements and Related Transactions

Recent Developments

Adverse developments in the credit markets generally and the mortgage market specifically in the second half of 2007, which accelerated in the fourth quarter of 2007 and continued to deteriorate through the first and second quarters of 2008, have resulted in material adverse effects on the Company’s business, results of operations, and financial condition, including (i) significant adverse development of anticipated claims on the Company’s reinsured guarantees of collateralized debt obligations (“CDOs”) of asset-backed securities (“ABS CDOs”) and significant adverse development of reserves for unpaid losses and loss adjustment expenses on the Company’s reinsured guarantees of residential mortgage-backed securities (“RMBS”), and (ii) downgrades of the insurance financial strength ratings of the Company by Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings (“Fitch”) and Standard & Poor’s Ratings Services (“S&P”), which ratings have been fundamental to the Company’s ability to conduct business and which have caused the Company to suspend writing substantially all new business since January of 2008, resulting in the loss of future incremental earnings and cash flow.

Furthermore, during the second quarter of 2008, the Company recorded a material increase in adverse development of anticipated claims on its reinsured guarantees of ABS CDOs and reserves for unpaid losses and loss adjustment expenses on its reinsured guarantees of RMBS (see Note 9). In light of this material adverse development, and in accordance with its previously disclosed strategic plan, the Company, Syncora Holdings and Syncora Guarantee certain financial institutions that are counterparties to credit default swap (“CDS”) contracts with Syncora Guarantee (the “Financial Counterparties”) which were reinsured by the Company, Merrill Lynch & Co., Inc. (“Merrill Lynch”) and certain of its affiliates, and XL Capital and certain of its affiliates, entered into a number of agreements (the “Agreements”) on July 28, 2008. The transactions contemplated by the Agreements closed on August 5, 2008 (the “Closing Date”), except for the transactions contemplated by the FSA Master Agreement (as defined below), which closed on August 4, 2008. The Agreements, the transactions contemplated thereby, and related transactions are described below:

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

Agreements and Related Transactions

Master Transaction Agreement and Merrill Agreement

The Master Transaction Agreement provides for the termination, commutation or elimination of certain reinsurance agreements, guarantees and other arrangements among the Company, Syncora Holdings and Syncora Guarantee and XL Capital and certain of its subsidiaries and between the Company and Syncora Guarantee , in exchange for a cash payment by XL Capital to the Company and Syncora Guarantee aggregating $1.775 billion, the issuance and transfer of 8 million class A ordinary shares of XL Capital in the aggregate to the Company and Syncora Guarantee and the transfer of XL Capital’s common shares of Syncora Holdings to be held in trust for the benefit of Syncora Guarantee until such time as an agreement between Syncora Guarantee and the Financial Counterparties is reached, and thereafter the Syncora Holdings shares will be held for the benefit of the Financial Counterparties. As a result of the transfer of the shares of Syncora Holdings to an escrow account pending the release of the shares to the trust (which will occur upon establishment of the trust and obtaining necessary approvals), XL Capital no longer has the right to vote, nominate directors to Syncora Holdings’ Board of Directors or any other rights. On the Closing Date, the four XL Capital-nominated directors on Syncora Holdings’ Board of Directors resigned. Pursuant to a shareholders agreement to be entered into by Syncora Holdings and the trustee of the trust upon transfer of the shares of Syncora Holdings to the trust, the trust will have a number of rights including the right to vote the shares and to nominate to Syncora Holdings’ Board of Directors, such number of directors as would equal one nominee less than a majority (if Syncora Holdings’ Board of Directors consists of nine or fewer Directors) or two nominees less than a majority (if Syncora Holdings’ Board of Directors consists of ten or more Directors).

Under a registration rights agreement, dated as of August 5, 2008, by and among the Company, Syncora Guarantee, and XL Capital, XL Capital agreed to provide the Company and Syncora Guarantee with two demand registration and unlimited piggyback registration rights with respect to the 8 million class A ordinary shares, in the aggregate, issued by XL Capital to the Company and Syncora Guarantee. The Company and Syncora Guarantee also agreed to hold such shares for a period of six months, and any sale of class A ordinary shares of XL Capital by the Company or Syncora Guarantee will be subject to a right of first offer in favor of XL Capital. In addition, pursuant to a letter, dated July 29, 2008, from Syncora Holdings to the underwriters named in the underwriting agreement entered into by XL Capital for a public offering of its class A ordinary shares, Syncora Holdings agreed, and agreed to cause its subsidiaries to agree, to a six month lock-up period with respect to class A ordinary shares of XL Capital.

Concurrently with the execution of the Master Transaction Agreement, the Company, Syncora Holdings, and Syncora Guarantee entered into an agreement (the “Merrill Agreement”) with Merrill Lynch, Merrill Lynch International (“MLI”) and eight trusts affiliated with Syncora Holdings (the “CDS Trusts”), the obligations of which are guaranteed by policies issued by Syncora Guarantee which are reinsured by the Company. The Merrill Agreement provides for the termination of eight CDS contracts (the “Swaps”) and the related financial guarantee insurance policies issued by Syncora Guarantee with insured gross par outstanding as of June 30, 2008 of approximately $3.7 billion, in exchange for a payment by Syncora Guarantee to Merrill Lynch of an aggregate amount of $500 million. As part of the closing of the transactions comprising the Merrill Agreement, the parties provided mutual releases of claims with respect to the Swaps and the related policies. In addition, Syncora Guarantee and MLI have agreed to dismiss previously disclosed litigation related to seven of the Swaps. As a result of the termination of the Swaps, the Company will record a loss of $70.0 million during the three-month period ended September 30, 2008.

The Company, Syncora Holdings, Syncora Guarantee, and XL Capital have obtained approvals from the New York Insurance Department and the Bermuda Monetary Authority for the Master Transaction Agreement and the transactions comprising such agreement. Other required approvals related to the Master Transaction Agreement have been received from the Delaware Department of Insurance. The New York Insurance Department has also approved the Merrill Agreement and the transactions comprising such agreement.

FSA Master Agreement

Concurrently with the execution of the Master Transaction Agreement, the Company also entered into an agreement (the “FSA Master Agreement”) with FSA. The FSA Master Agreement provides for the commutation of all reinsurance ceded by FSA and its subsidiaries to the Company, including that ceded under the amended and restated master facultative reinsurance agreement, dated as of November 3, 1998 (the “Old Master Facultative Agreement”) that was the subject of a guarantee issued by XLI (see Note 8).

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

Commutation of the Old Master Facultative Reinsurance Agreement and all cessions thereunder was a condition to the obligations of XL Capital under the Master Transaction Agreement. Pursuant to the FSA Master Agreement, FSA and the Company entered into the commutation and release agreement (the “Commutation Agreement”), under which all existing cessions to the Company by FSA were commuted in return for a payment by the Company to FSA of approximately $165.4 million, representing statutory reserves less ceding commission plus a commutation premium. In turn, FSA and one of its subsidiaries entered into a new master facultative reinsurance agreement (the “New Master Facultative Agreement”) and related reinsurance memorandum (the “Reinsurance Memorandum”) with Syncora Guarantee, under which FSA ceded certain of the commuted risks to Syncora Guarantee in return for a payment by FSA to Syncora Guarantee of approximately $88.6 million, representing the statutory unearned premium reserve for such risks, less ceding commission. FSA has undertaken to use its best efforts to reassume such reinsurance from Syncora Guarantee for a period of nine months after the closing, subject to limitations under Article 69 of the New York Insurance Law, which imposes aggregate and single risk limits on insurance that can be written by a financial guaranty insurer, FSA’s internal and rating agency single risk limits, other potential limitations and FSA’s underwriting guidelines. Syncora Guarantee was required to fund a trust in an initial amount of approximately $104.1 million to collateralize its obligations to FSA under the reinsurance agreement, which includes regulatory mandated contingency reserves. Finally, Syncora Holdings purchased all class A preferred shares of the Company held by FSA and its subsidiary, with a liquidation preference of $39 million, for approximately $2.9 million pursuant to an agreement for the sale and purchase of preferred shares (the “Preferred Shares Purchase Agreement”). As a result of the Commutation Agreement and New Master Facultative Agreement, the Company will record a loss of $57.6 million during the three month period ended September 30, 2008.

Credit Agreement Amendment

Concurrently with the execution of the Master Transaction Agreement, Syncora Holdings also entered into an amendment, forbearance and limited waiver agreement (the “Credit Agreement Amendment”) with the lenders under its credit agreement, dated as of August 1, 2006, as amended (the “Credit Agreement”). Pursuant to the Credit Agreement Amendment, Syncora Holdings agreed (i) to permanently reduce the availability under its revolving credit facility from $250,000,000 to zero, (ii) to reduce the availability under the letter of credit facility to the amount of the letter of credit exposure as of July 28, 2008 and, subsequently, further reduce such exposure for any outstanding letters of credit for FSA’s benefit upon the closing the Commutation Agreement, and (iii) collateralize the remaining letters of credit after the consummation of the transactions comprising the Master Transaction Agreement. In consideration of the foregoing, the lenders under the Credit Agreement have agreed to (i) forbear from declaring certain defaults, if any, set forth in the Credit Agreement Amendment, (ii) waive such defaults, if any, upon the satisfaction of certain conditions set forth in the Credit Agreement Amendment, and (iii) grant certain waivers in connection with the consummation of the Master Transaction Agreement. As of the Closing Date the amount of letters of credit outstanding under the Credit Agreement and the amount of collateral posted by the Company in support of such letters of credit was $22.5 million.

Agreement with Financial Counterparties

In consideration for the releases and waivers agreed to by the Financial Counterparties as part of the Master Transaction Agreement, Syncora Guarantee has agreed to hold an aggregate amount of $820 million in cash (plus interest thereon, premiums paid by the Financial Counterparties from July 28, 2008 through October 15, 2008 and any proceeds from the sale by the trust of XL Capital’s common shares of Syncora Holdings, in the event such shares are sold) for the purpose of commuting, terminating, amending or otherwise restructuring existing agreements with the Financial Counterparties pursuant to an agreement to be negotiated with the Financial Counterparties. In the event that such agreement is not reached by October 15, 2008, Syncora Guarantee has agreed to use such proceeds only to pay claims under the CDS contracts of the Financial Counterparties. In addition, through such date, the Company and Syncora Guarantee have agreed to certain restrictions on their ability to commute, terminate, amend or otherwise restructure policies and contracts to which either is a party. In the event that Syncora Guarantee becomes subject to a rehabilitation or liquidation proceeding, the funds shall no longer be separately held, segregated or limited in use for commutations or restructurings, and will be part of the general assets of Syncora Guarantee.

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

Related Transactions

In addition to the transactions contemplated by the Agreements, with the exception of the merger of the Company with and into Syncora Guarantee discussed below which is expected to close in September 2008, the following transactions were executed on or about the Closing Date:

•

commutation of certain retrocession agreements the Company had in place with non-affiliates, which will result in a loss of $111.4 million during the three months ended September 30, 2008, which includes $169.6 million of unrealized mark-to-market losses on credit derivatives,

•	distribution from the Company of $30.8 million to Syncora Holdings,
•

discontinuance of the Company as a Bermuda corporation and continuance of the Company as a Delaware corporation, contribution by Syncora Holdings of all its ownership interests in the Company to Syncora Guarantee, commutation of the Company’s facultative quota share reinsurance treaty (the “Treaty”) with Syncora Guarantee (see Note 8), issuance of a surplus note with a coupon rate of 6% to Syncora Guarantee with a stated amount, and for consideration of, $1.240 billion, the foregoing transactions will be followed by the merger of the Company with and into Syncora Guarantee, with Syncora Guarantee being the surviving entity, subject to required regulatory approvals. Upon the merger, the aforementioned surplus note will be eliminated.

3.	Basis of Presentation

The unaudited interim financial statements of the Company have been prepared in conformity with GAAP and, in the opinion of management, reflect all adjustments, consisting of normally recurring adjustments, necessary for a fair presentation of the Company’s financial condition, results of operations and cash flows for the periods presented.

Interim financial statements do not include all of the information and footnotes required by GAAP for annual financial statements. In addition, the year-end balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. In addition, the results of operations for the interim period ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008. These interim financial statements of the Company should be read in conjunction with the annual audited financial statements of the Company as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005, which was filed on a Form 8-K with the Securities and Exchange Commission (“SEC”) on March 26, 2008.

In December 2006, the SEC contacted the Association of Financial Guaranty Insurers (“AFGI”), of which the Company is a member, and instructed the members thereof to recommend a uniform approach for presenting credit derivatives issued by financial guarantee insurance companies in their financial statements. The recommendation of AFGI was developed in consultation with the staff of the Office of the Chief Accountant of the Division of Corporate Finance of the SEC and has been adopted by the Company effective January 1, 2008 in accordance with the transition AFGI discussed with the SEC. The new presentation does not change the Company’s reported net income or shareholders’ equity, although it does change the presentation of revenues, expenses, assets and liabilities.

As a result of the Company’s adoption of this revised presentation, changes in fair value of the Company’s derivatives are recorded in the line item of the accompanying statement of operations entitled “Net change in fair value of derivatives” which is required to be classified in the revenue section of the statement of operations. This line item consists of two components, which are also separately presented in the statement of operations: (1) “Realized gains (losses) and other settlements”; and (2) “Unrealized gains and losses”. The “Realized gains (losses) and other settlements” component includes (i) net premiums received and receivable on issued credit derivatives, (ii) net premiums paid and payable on purchased credit derivatives, (iii) losses paid and payable to credit derivative counterparties due to the occurrence of a credit event and (iv) losses recovered and recoverable on purchased credit derivatives due to the occurrence of a credit event. The “Unrealized gains and losses” component includes anticipated claims payable and anticipated recoveries, as well as all other changes in fair value.

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

Prior to the adoption of this revised presentation the Company reported (i) premiums received or receivable from the issuance of credit derivative contracts in line item captions in the statement of operations entitled “Net premiums earned,” (ii) losses from actual and expected payments to counterparties under such contracts in the line item caption in the statement of operations entitled “Net losses and loss adjustment expenses” and (iii) all other changes in the fair value of such instruments in the line item caption in the statement of operations entitled “Net realized and unrealized losses on credit derivatives.” In the balance sheet, the Company reclassified all credit default swap-related balances previously included in “Unpaid losses and loss adjustment expenses,” and “Reinsurance balances recoverable on unpaid losses” to either “Derivative liabilities” or “Derivative assets,” depending on the net position of the credit default swap contract at each balance sheet date.

Certain reclassifications have been made to prior period financial statement amounts, including that discussed above, to conform to current period presentation. There was no effect on net income or shareholders’ equity as a result of these reclassifications. The following is a summary of reclassifications made to prior period financial statement amounts to conform to current period presentation:

	Three Months Ended June 30, 2007				Six Months Ended June 30, 2007

	As Originally Reported	Reclassifications		As Reclassified	As Originally Reported	Reclassifications		As Reclassified

(U.S. dollars in thousands)
Net premiums earned	$47,487	$(7,608	) (1)	$39,879	$88,599	$(14,488	) (1)	$74,111
Change in fair value of derivatives
Realized gains and losses and other settlements	—	7,608	(1)	7,608	—	14,488	(1)	14,488
Unrealized losses	(17,880)	(523	) (2)	(18,403)	(24,401)	(1,418	)(2)	(25,819)

Net change in fair value of derivatives	(17,880)	7,085		(10,795)	(24,401)	13,070		(11,331)

Total revenues	52,377	(523)		51,854	107,610	(1,418)		106,192
Net losses and loss adjustment expenses	(2,027)	523	(2)	(1,504)	(1,691)	1,418	(2)	(273)
Net income	35,156	—		35,156	76,150	—		76,150
(1)	Premiums from credit derivative contracts
(2)	Credit impairment adjustments on credit derivative contracts

	As of December 31, 2007

	As Originally Reported	Reclassifications		As Reclassified

Assets
Reinsurance balances recoverable on unpaid losses	$394,384	$(144,458	)(1)	$249,926
Derivative assets	145,204	144,458	(1)	289,662
Other assets	2,583	—		2,583
Total assets	2,944,864	—		2,944,864
Liabilities and Shareholders’ Equity
Unpaid losses and loss adjustment expenses	983,492	(648,886	)(1)	334,606
Derivative liabilities	677,442	648,886	(1)	1,326,328
Total liabilities	2,544,138	—		2,544,138
(1)	Credit impairment adjustments on credit derivative contracts

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

	Six Months Ended June 30, 2007

	As Originally Reported	Reclassifications		As Reclassified

(U.S. dollars in thousands)
Cash provided by operating activities:
Net realized and unrealized losses on derivatives	$23,249	$1,418	(1)	$24,667
Increase / (decrease) in unpaid losses and loss adjustment expenses	1,054	(1,418	)(1)	(364)
Net cash provided by operating activities	128,832	—		128,832
(1)	Credit impairment adjustments on CDS contracts.
4.	Derivative Financial Instruments

Prior to suspending writing substantially all new business (see Note 2), the Company reinsured CDS contracts and entered into arrangements (“back-to-back arrangements”) with other issuers of CDS contracts to assume, all or a portion, of the risks in the CDS contracts they reinsured, and, in certain cases, which are discussed in more detail below, the Company purchased back-to-back credit protection on all or a portion of the risk from the CDS contracts it reinsures or assumes. Such back-to-back arrangements are generally structured on a proportional basis. CDS contracts are derivative contracts which offer credit protection relating to a particular security or pools of securities which are specifically referenced in the CDS contract. Under the terms of a CDS contract, the seller of credit protection (the issuer of the CDS contract) makes a specified payment to the buyer of such protection (the CDS contract counterparty) upon the occurrence of one or more credit events specified in the CDS contract with respect to a referenced security or securities. The terms of the CDS contracts issued by the Company generally only require the Company to make a payment upon the occurrence of one or more specified credit events after exhaustion of various levels of subordination or first-loss protection. In addition, pursuant to the terms of the Company’s CDS contracts, the Company is precluded from transferring such contracts to other market participants without the consent of the counterparty.

Securities or assets referenced in the Company’s in-force reinsured CDS contracts include structured pools of obligations, such as ABS CDOs, collateralized loan obligations (“CLOs”), corporate CDOs, CDOs of CDOs and commercial mortgage backed securities (“CMBS”). Such pools were rated as investment-grade or better at the issuance of the CDS contract.

The Company’s policy has been to hold its reinsured CDS contracts to maturity and not to manage such contracts to realize gains or losses from periodic market fluctuations. However, in certain circumstances, the Company would enter into an off-setting position or back-to-back arrangement, terminate or restructure a CDS contract prior to maturity for risk management purposes (for example, upon deterioration in underlying credit quality or for the purposes of managing rating agency capital requirements). In accordance with the current strategic plan of Syncora Guarantee, management is actively working to commute, terminate and restructure certain of its reinsured CDS contracts (see Note 2).

As derivative financial instruments, CDS contracts are required under GAAP to be reported at fair value in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and measured in accordance with Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), with changes in fair value during the period included in earnings. SFAS 157 specifies a fair value hierarchy based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. This hierarchy requires the use of observable market data when available. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect assumptions about market data based on management judgment. In accordance with SFAS 157, the fair value hierarchy prioritizes model inputs into three broad levels as follows:

Level 1 – Quoted prices for identical instruments in active markets.

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and valuation drivers are observable in active markets.

Level 3 – Model-derived valuations in which one or more significant inputs or significant value drivers are unobservable.

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

The principal drivers of the fair value of the Company’s reinsured CDS contracts include: (i) general market credit spreads for the type(s) of assets referenced in CDS contracts, (ii) the specific quality and performance of the actual assets referenced in the contracts, (iii) the amount of subordination in the transaction before liability attaches, (iv) the quality of the asset manager of the transaction, if applicable, (v) other customized structural features of such contracts (e.g. terms, conditions, covenants), (vi) the rating agency capital charge for the transaction, (vii) supply and demand factors, including the volume of new issuance and financial guarantee market penetration, as well as the level of competition in the marketplace, and (viii) the market perception of the Company’s ability to meet its obligations under its reinsured CDS contracts.

The fair value of the Company’s in-force portfolio of reinsured CDS contracts represents management’s best estimate of the premium that would be required by a market participant to assume the risks in the Company’s in-force credit derivative portfolio as of the measurement date. Fair value is defined as the price at which an asset or a liability could be bought or transferred in a current transaction between willing parties. Fair value is determined based on quoted market prices, if available. Quoted market prices are available only on a limited portion of the Company’s in-force portfolio of reinsured CDS contracts. If quoted market prices are not available, fair value is estimated based on the use of valuation techniques involving management judgment. In determining the fair value of its reinsured CDS contracts, the Company uses various valuation approaches with priority given to observable market prices when they are available. Market prices are generally available for traded securities and market standard CDS contracts but are less available or unavailable for highly-customized CDS contracts. Most of the Company’s reinsured CDS contracts are highly customized structured credit derivative transactions that are not traded and do not have observable market prices. Due to the significance of unobservable inputs required to value such reinsured CDS contracts, they are considered to be Level 3 under the SFAS 157 fair value hierarchy.

Typical market CDS contracts are standardized, liquid instruments that reference tradable securities such as corporate bonds that also have observable prices. These market standard CDS contracts also involve collateral posting, and upon a default of the reference bond obligation, can be settled in cash. In contrast, the Company’s reinsured CDS contracts do not contain the typical CDS market standard features as described above but have been customized to replicate the Company’s financial guarantee reinsurance. The Company’s reinsured CDS contracts provide protection on specified obligations, such as those described above and, generally contain a deductible or have some form of subordination prior to the attachment of the Company’s liability. The Company is not required to post collateral, and upon default, the Company generally makes payments on a “pay-as-you-go” basis after the subordination in a transaction is exhausted.

The Company’s payment obligations after a default vary by deal type. There are three primary types of policy payment requirements:

(i)	timely interest and ultimate principal;
(ii)	ultimate principal only at final maturity; and
(iii)	payments upon settlement of individual collateral losses as they occur upon erosion of deal deductibles or subordination.

The Company’s reinsured CDS contracts are structured to prevent large one-time claims upon an event of default and almost always allow for payments over time (i.e. “pay as you go” basis) or at final maturity. Also, the Company’s reinsured CDS contracts are generally governed by a single transaction International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreement relating only to that particular transaction/contract. Under most monoline standard termination provisions, there is no requirement for mark-to-market termination payments upon the early termination of a reinsured CDS contract. However, substantially all of the Company’s reinsured CDS contracts have mark-to-market termination payments following the occurrence of events that are in the Company’s control, as well as events that are outside the Company’s control, such as the Company’s insolvency or a regulator taking control of the Company. An additional difference between the Company’s reinsured CDS contracts and the typical market standard reinsured CDS contracts is that, except in the limited circumstances noted above, there is no acceleration of the payment to be made under the Company’s reinsured CDS contracts unless the Company at its option elects to accelerate. Furthermore, by law, the Company’s reinsurance is unconditional and irrevocable, and cannot be transferred to most other capital market participants as they are not licensed to write such business. However, through the purchase of back-to-back credit protection, the risk of loss (but not counterparty risk) on these contracts can be transferred to other financial guarantee insurance and reinsurance companies.

Historically, there has not been a market for the transfer of such highly structured CDS contracts, in part because of the contractual differences noted above. As a result, the Company believes there are no relevant third party “exit value” market

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

observations for these contracts. If, hypothetically, the Company were to effect a transfer of these contracts, it believes the most likely counterparties would be other financial guarantee reinsurers or other derivative products companies.

Accordingly, the Company’s estimate of the fair value of its in-force reinsured CDS contracts is based on the use of valuation techniques involving management judgment in regard to a number of factors, including:

(i)

credit price indices, published by non-affiliated financial institutions, for the type(s), or similar types, of assets referenced in the Company’s reinsured CDS contracts (both in terms of type of assets and their credit rating),

(ii)	broker quotes on the underlying security or securities referenced in the reinsured CDS contacts,
(iii)	the actual amount of subordination in the Company’s reinsured CDS contracts before liability attaches,
(iv)	the quality of the specific assets referenced in the Company’s reinsured CDS contracts at the measurement date, and
(v)	the remaining average life of the reinsured CDS contract.

Because it is the Company’s policy to consider all available relevant evidence in forming its best estimate of the fair value of its reinsured CDS contracts, as new information becomes available, or existing information becomes more or less available, the Company may consider new or different factors than those listed above and change its estimates in the future. The weight ascribed by management to the aforementioned factors in forming its best estimate of the fair value of the Company’s reinsured CDS contracts may vary under changing circumstances. The fair values of the reinsured CDS contracts at June 30, 2008 was estimated by management primarily as follows:

•

in instances where a reference obligation experienced credit deterioration resulting in expected losses, management’s estimate of the fair value of the Company’s reinsured CDS contracts was primarily determined using broker quotes or other price indications on the underlying referenced obligations,

•

in substantially all other instances management’s estimate of the fair value of the Company’s reinsured CDS contracts was based on applying the applicable or indicative credit price index or indices (applicable to the assets referenced in the CDS contracts) to the present value of the remaining expected future premiums to be received under the contract.

The basis of management’s estimate of the fair value of the Company’s reinsured CDS contracts at June 30, 2008 described above reflects the absence of transactions in the Company’s principal market.

In addition to that discussed above, the Company considers the risk that it will not be able to honor its obligations under its reinsured CDS contracts (its “non-performance risk”) as implied by the market price of buying credit protection on Syncora Guarantee Inc. Consideration of such non-performance risk in the Company’s estimate of the fair value of its CDS contracts was the only change in its valuation methodology caused by the adoption of SFAS 157. At June 30, 2008 the effect of considering non-performance risk in the Company’s estimate of the fair value of its reinsured CDS contracts was a reduction in the Company’s net derivative liability of approximately $10.5 billion. If agreements are reached with the Financial Counterparties as discussed in Note 2, the uncertainty of adverse loss development on reinsured CDS contracts will be reduced and the cost of buying credit protection on Syncora Guarantee Inc. should decline. The effect of a decline in the cost of buying credit protection on Syncora Guarantee Inc. will increase our derivative liability; however, the Company believes that any such increase should be largely offset by the effect on our derivative liability from reaching agreements with the Financial Counterparties, as discussed in Note 2. However, there can be no assurance that the negotiations with the Financial Counterparties will be successful or will largely offset the increase in our derivative liability. At June 30, 2008 and December 31, 2007, the notional amount outstanding of the Company’s in-force reinsured CDS contracts was $53.7 billion and $55.3 billion, respectively. The remaining weighted average life of such CDS contracts at June 30, 2008 was 10.7 years. In addition, based on such notional amount as of June 30, 2008 and December 31, 2007, approximately 61% and 93%, respectively, of referenced assets underlying such in-force reinsured CDS contracts were rated (based on S&P’s ratings) “AAA”, 26% and 7%, respectively, were rated at or above investment-grade, and 13% and less than 1%, respectively, were rated below investment-grade at such dates, respectively.

The following table sets forth the Company’s financial assets and liabilities related to derivatives that were accounted for at fair value as of June 30, 2008 by level within the fair value hierarchy of SFAS 157. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

	Level 1	Level 2	Level 3	Total

(U.S. dollars in thousands)
Financial assets:
Derivative assets	$—	$—	$284,726	$284,726

Total assets	$—	$—	$284,726	$284,726

Financial liabilities:
Derivative liabilities	$—	$—	$1,812,740	$1,812,740

Total liabilities	$—	$—	$1,812,740	$1,812,740

The following table presents the changes in the net derivative asset (liability) balance for the six months ended June 30, 2008:

	Level 3 Financial Assets and Liabilities
	Accounted for at Fair Value
	Six Months Ended June 30, 2008

			Other
			Level 3
	CDS	Other	Financials
	Contracts,	Derivatives,	Assets and
	net	net (1)	Liabilities	Total

(U.S. dollars in thousands)
Balance, beginning of period	$(1,143,711)	$107,045	$—	$(1,036,666)
Total realized and unrealized gains (losses) included in earnings	(346,113)	72,514	—	(273,599)
Purchases, issuances, and settlements	(38,190)	(179,559)	—	(217,749)
Transfers in and /or out of Level 3	—	—	—	—

Balance, end of period	$(1,528,014)	$—	$—	$(1,528,014)

The amount of total gains and losses for the period included in earnings which are attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$(384,303)	$—	$—	$(384,303)

______________
(1)	Represents the change in fair value of the put option on the Company’s capital facility (see Note 11(b)). The fair value of the option was determined principally based on an independent broker quote.

                  The following table provides the components of the income statement line item entitled, “Change in fair value of credit derivatives” related to reinsured CDS contracts for the six months ended June 30, 2008:

	Realized
	Gains and
	Losses and		Unrealized
	Other		Gains and
	Settlements		Losses

(U.S. dollars in thousands)
Realized and unrealized gains and losses included in earning for the period are reported as follows:	$38,190	(1)	$(384,303	) (2)

Total gains or losses included in earnings for the period Change in unrealized gains or losses relating to the assets still held at the reporting date	$38,190		$(384,303)

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

(1)	Includes premiums received and receivable on credit derivatives reinsured net of premiums paid or payable on purchased contracts.
(2)	Includes losses paid and payable on credit derivatives reinsured net of losses recovered and recoverable on purchased contracts.

                  The following table provides the components of the income statement line item entitled, “Change in fair value of credit derivatives” related to reinsured CDS contracts for the three and six month periods ended June 30, 2008 and 2007:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2008	2007	2008	2007

(U.S. dollars in thousands)
Change in fair value of credit derivatives:
Realized gains and losses and other settlements:
Net credit derivative premiums received and receivable	$17,936	$7,608	$38,190	$14,488
Net credit derivative losses paid and payable	—	—	—	—

Total realized gains and losses and other settlements	17,936	7,608	38,190	14,488

Unrealized gains (losses):
Change in fair value of credit derivatives	(163,342)	(523)	(384,303)	(1,418)

Net change in fair value of credit derivatives	$(145,406)	$7,085	$(346,113)	$13,070

5.	Recent Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 163, Accounting for Financial Guarantee Insurance Contracts—An interpretation of FASB Statement No. 60

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 163 (“SFAS 163”), Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS 60”). SFAS 163 clarifies how SFAS 60 applies to financial guarantee insurance contracts. SFAS 163, among other things, changes current industry practices with respect to the recognition of premium revenue and claim liabilities. Under SFAS 163, a claim liability on a financial guarantee insurance contract is recognized when the insurance enterprise expects that a claim loss will exceed the unearned premium revenue (liability) for that contract based on expected cash flows. The discount rate used to measure the claim liability is based on the risk-free market rate and must be updated each quarter. Premium revenue recognition, under SFAS 163 is based on applying a fixed percentage of the premium to the amount of outstanding exposure at each reporting date (referred to as the level-yield approach). In addition, in regard to financial guarantee insurance contracts where premiums are received in installments SFAS 163 requires that an insurance enterprise recognize an asset for the premium receivable and a liability for the unearned premium revenue at inception of a financial guarantee insurance contract and, that such recognition should be based on the following:

•

the expected term of the financial guarantee insurance contract if (1) prepayments on the insured financial obligation are probable, (2) the timing and amount of prepayments can be reasonably estimated, and (3) the pool of assets underlying the insured financial obligation are subject to prepayment. Any adjustments for subsequent changes in those prepayment assumptions would be made on a prospective basis. In all other instances, contractual terms would be used, and

•	the discount rate used to measure the premium receivable (asset) and the unearned premium revenue (liability) should be

The Company expects that the initial effect of applying SFAS 163 will be material to the Company’s financial statements.

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

In particular, the Company expects that implementation of SFAS 163 will cause the Company to de-recognize its reserves for unallocated losses and loss adjustment expenses and preclude it from providing such reserves in the future (see Note 9).

SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years. In addition, beginning the third quarter of 2008, the Company may be required to make certain disclosures describing the Company’s reinsurance guarantees that are being closely monitored as a result of deterioration or other adverse developments.

SFAS No. 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS 157 “Fair Value Measurements” (“SPAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement is applicable in conjunction with other accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within these fiscal years. The Company adopted the provisions of SFAS 157 on January 1, 2008. See Note 4 for disclosure of the effect on our financial position and results of operations of the adoption of SFAS 157 and Note 4 and Note 7 for certain other disclosures required under SFAS 157.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides the Company an irrevocable option to report selected financial assets and liabilities at fair value with changes in fair value recorded in earnings. The option is applied, on a contract-by-contract basis, to an entire contract and not only to specific risks, specific cash flows or other portions of that contract. Upfront costs and fees related to a contract for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. SFAS 159 was effective for the Company on January 1, 2008. The Company did not elect to report any financial assets or liabilities at fair value under SFAS 159.

EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards”

In June 2007, the FASB ratified the consensus reached by the EITF on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue No. 06- 11 requires that the tax benefit with respect to dividends or dividend equivalents for non-vested restricted shares or restricted share units that are paid to employees be recorded as an increase to additional paid-in-capital. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in fiscal years beginning after December 15, 2007, with early adoption permitted. The Company adopted EITF Issue No. 06-11 on January 1, 2008 and it did not have a material effect on the Company’s financial statements.

SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133”

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 establishes the disclosure requirements for derivative instruments and for hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. SFAS 161 is not expected to have any effect on the Company’s results of operations or financial position.

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

6.	Net Premiums Earned

	For the Three Months Ended June 30,			For the Six Months Ended June 30,

	2008		2007	2008	2007

(U.S. dollars in thousands)
Gross premiums written	$(19,591	)(1)	$48,613	$11,677 (1)	$126,936
Change in deferred premium revenue	134,205		(4,646)	166,932	(45,990)

Gross premiums earned	114,614		43,967	178,609	80,946

Reinsurance premiums ceded	4,412		(6,398)	1,789	(23,142)
Change in prepaid reinsurance premiums	(896)		2,310	(4,156)	16,307

Ceded premiums earned	3,516		(4,088)	(2,367)	(6,835)

Net premiums earned	$118,130		$39,879	$176,242	$74,111

(1)

For the three and six months ended June 30, 2008, gross premiums written reflect the impact of contractual provisions in our reinsurance agreements that increase the ceding commission payable on assumed business as a result of our ratings downgrades. For accounting purposes, these additional costs, which totaled $48.9 million, are treated as a reduction of deferred premium revenue.

When a reinsured obligation is retired early, is called by the issuer or is in substance paid in advance through a refunding accomplished by placing U.S. government securities in escrow, the remaining deferred premium revenue is earned at that time. Net premiums earned include $49.3 million and $5.0 million, and $70.1 million and $6.2 million, for the three and six months ended June 30, 2008 and 2007, respectively, related to such refunded bonds and other accelerations.

7.	Investments

The following table presents the fair value of the Company’s investments at June 30, 2008 based on the fair value hierarchy level of the inputs used to determine the fair value of such investments as prescribed under SFAS 157. See Note 3 for a description of the fair value hierarchy requirements of SFAS 157.

Assets:	June 30, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Debt securities available for sale	$1,808,504	$151,962	$1,656,542	$—

As of June 30, 2008 the Company had no investments for which fair value was measured under Level 3.

8.	Related Party Transactions
Note Receivable – Affiliate

On December 28, 2007, Syncora Guarantee issued a Surplus Note (the “Surplus Note”) to the Company, as provided for under the insurance regulations of the State of New York. The Surplus Note has a par value or face amount of $75.0 million, bears interest at 10% per annum, and matures on December 31, 2017. The Surplus Note was issued at par resulting in net proceeds to Syncora Guarantee of $75.0 million. The proceeds to Syncora Guarantee, or consideration paid by the Company in exchange for the Surplus Note, were in the form of securities with a fair value of $75.0 million. Principal and interest on the Surplus Note can only be made with the prior approval of the New York Superintendent whenever, in his judgment, the financial condition of such insurer warrants. Such payments further may be made only out of surplus funds which are available for such payments under the New York Insurance Law. Due to Syncora Guarantee’s policy holder deficit of $881.1 million as of June 30, 2008, the semi-annual interest payment due on June 30, 2008 was not received and the collectability of principal and interest on the Surplus Note was deemed to be doubtful and their value was reduced to zero.

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

Reinsurance Agreements and Other Guarantees with Affiliates

The Company has the following reinsurance agreements with affiliates. Certain of the agreements discussed below may be terminated under certain conditions, as defined in the agreements. As noted below, many of these agreement were terminated or commuted on the Closing Date in connection with the transactions contemplated by the Agreements and related transactions.

•

Under the terms of the Treaty (see Note 2), the Company agreed to reinsure up to 75% of business written by Syncora Guarantee provided it met certain specified parameters. Prior to July 1, 2006, the Company had agreed under the Treaty to reinsure up to 90% of such business. In addition, pursuant to the Treaty, Syncora Guarantee charged up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the agreement. In addition, if the Company in any four year period sustains cumulative losses under the Treaty in excess of $450.0 million, which occurred as of December 31, 2007, Syncora Guarantee will pay the Company on a prospective basis, an additional premium with respect to all installment business previously ceded or to be ceded in the future. The additional premium is equal to 25% of installment premiums received subsequent to December 31, 2007. Accordingly, for the three and six month periods ended June 30, 2008, the Company recorded $8.4 million and $17.0 million of such additional premium. In connection with the Agreements discussed in Note 2, the Treaty was commuted in exchange for a payment to Syncora Guarantee by the Company of approximately $3.926 billion.

•

Effective February 27, 2008, the Company entered into a reinsurance agreement with Syncora Guarantee which was intended to maintain Syncora Guarantee’s shareholder’s equity, as determined in accordance with GAAP, at a minimum of $10 million. No business was ever assumed by the Company under this agreement and in connection with the Agreements discussed in Note 2, the agreement was cancelled for no consideration.

•

Effective December 31, 2007, the Company entered into a quota share reinsurance treaty cover (the “Retention Cover”) with Syncora Guarantee. Under the terms of the Retention Cover, the Company agreed to reinsure 50% of Syncora Guarantee’s net retention of guarantee business in force on December 31, 2007 provided it met certain conditions. In connection with the Agreements discussed in Note 2, the Retention Cover was commuted in exchange for consideration paid by the Company to Syncora Guarantee equal to the carrying value of the Company’s assumed reinsurance under the Retention Cover.

•

Effective December 31, 2007, the Company entered into an aggregate excess of loss reinsurance cover note (“Cover Note”) with Syncora Guarantee. Under the terms of the Cover Note, the Company agreed to reinsure a quota share of Syncora Guarantee’s liabilities in a proportion sufficient to cause Syncora Guarantee’s surplus to policyholders to be equal to the greater of (i) the minimum statutory surplus and (ii) sufficient surplus to be in compliance with statutory aggregate risk limits. No business was ever assumed by the Company under the Cover Note and in connection with the Agreements discussed in Note 2, the Cover Note was cancelled for no consideration.

•

Effective August 4, 2006, XLI indemnified the Company for all losses and loss adjustment expenses incurred in excess of its retained reserves at the effective date of the agreement relating to an insured project finance described in Note 9. In connection with the Agreements discussed in Note 2, the indemnity was commuted in exchange for consideration paid by XLI to the Company equal to the carrying value of the indemnified liabilities.

•

Effective May 1, 2004, XLI entered into an agreement with Syncora Guarantee which unconditionally and irrevocably guaranteed to Syncora Guarantee the full and complete payment when due of all of the Company’s obligations under the Treaty, under which agreement the Company has assumed business from Syncora Guarantee since December 19, 2000. The gross par value of business guaranteed by XLI under the Treaty was approximately $59.7 billion and $77.5 billion as of June 30, 2008 and December 31, 2007, respectively. The XLI guarantee agreement terminated with respect to any new business produced by Syncora Guarantee and ceded to the Company pursuant to the Treaty after the effective date of the IPO, but the guarantee remained in effect with respect to cessions under the Treaty prior to the IPO. As discussed above, the Treaty was commuted and XLI’s guarantee of the Company’s obligations to Syncora Guarantee, relating to cessions prior to the IPO, was eliminated in consideration of a payment by XLI to the Company of approximately $1.6 billion.

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

•

Effective October 1, 2001, the Company entered into an excess of loss reinsurance agreement with XLI. This agreement covered a portion of the Company’s liability arising as a result of losses on policies it reinsures and credit derivatives it issued that are in excess of certain limits and are not covered by the Company’s other reinsurance agreements. The Company was charged a premium of $0.5 million per annum for this coverage. This agreement provided indemnification only for the portion of any loss covered by this agreement in excess of 10% of the Company’s Bermuda statutory surplus, up to an aggregate amount of $500 million, and excluded coverage for liabilities arising other than pursuant to the terms of an underlying policy. In connection with the Agreements discussed in Note 2, the Company and XLI terminated and settled the excess of loss agreement for a payment by XL Capital to the Company of $100.0 million. As a result, the Company recorded a loss during the three months ended June 30, 2008 of $106.1 million, which represented the excess net carrying value of amounts owing by XLI to the Company under the agreement over the aforementioned settlement payment.

•

Since it commenced operations, the Company has entered into several reinsurance arrangements with affiliates of FSA to reinsure certain policies issued by such affiliates which guarantee the timely payment of the principal of and interest on various types of debt obligations. The Company’s obligations under certain of these arrangements were guaranteed by XLI. Effective upon the IPO, the guarantee was terminated with respect to all new business assumed by the Company under such arrangement, but the guarantee remained in effect with respect to cessions under the agreement prior to the IPO. As of June 30, 2008 and December 31, 2007, the gross par value of business guaranteed by XLI was approximately $5.0 billion and $5.7 billion, respectively. Premiums assumed by the Company under its reinsurance arrangements with FSA represented 2.8% and 2.6%, and 8.0% and 10.81%, respectively, of the Company’s total reinsurance premiums assumed for the three and six months ended June 30, 2008 and 2007, respectively. In connection with the Agreements discussed in Note 2, the Company agreed to commute all of the reinsurance protection provided to affiliates of FSA by the Company, and Syncora Guarantee entered into reinsurance agreements with FSA for a portion of the protection previously provided by the Company in consideration of a payment by the Company of $165.4 million to such affiliates. As a result of the commutation, the Company will record a loss on this transaction during the quarter ended September 30, 2008 of approximately $62.9 million. In addition, in connection with the Agreements described in Note 2, XLI’s guarantee of the Company’s obligations to FSA, relating to cessions under reinsurance agreements prior to the IPO, was terminated.

•

The Company has guaranteed certain of XLI’s obligations in connection with certain transactions where XLI’s customer required such credit enhancement. Each of these transactions has a “double trigger” structure, meaning that the Company does not have to pay a claim unless both the underlying transaction and XLI default. For each of these transactions, the Company has entered into a reimbursement agreement with XLI, pursuant to which XLI pays the Company a fee for providing its guarantee and XLI grants the Company a security interest in a portion of the payments received by it from its client. At June 30, 2008 and December 31, 2007, the Company’s aggregate net par outstanding relating to such guarantees was $370.0 million and $511.1 million, respectively.

9.	Liability for Unpaid Losses and Loss Adjustment Expenses

The Company’s liability for unpaid losses and loss adjustment expenses consists of case basis reserves and unallocated reserves on its in-force reinsured guarantees that were issued in the form of insurance. The provision for losses and loss adjustment expenses represents the expense recorded to establish the total reserve (case basis and unallocated reserves) at a level determined by management to be adequate for losses inherent in such in-force business as of the reporting date. Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

	Six Months Ended			Year Ended
	June 30, 2008			December 31, 2007

	Case	Unallocated		Case	Unallocated
	Reserves	Reserves	Total	Reserves	Reserves	Total

(U.S. dollars in thousands)
Gross unpaid losses and loss adjustment expenses at beginning of year	$254,670	$79,936	$334,606	$75,057	$69,593	$144,650
Unpaid losses and loss adjustment expenses	(235,555)	(14,371)	(249,926)	(64,359)	(13,871)	(78,230)

Net unpaid losses and loss adjustment expenses at beginning of year	19,115	65,565	84,680	10,698	55,722	66,420

Increase (decrease) in net losses and loss adjustment expenses incurred in respect of losses occurring in:
Current year	103,180	(11,895)	91,285	19,185	9,843	29,028
Prior years	313,441	—	313,441	(3,393)	—	(3,393)
Less net losses and loss adjustment expenses paid & other relating to prior years	(524)	—	(524)	(7,375)	—	(7,375)

Net unpaid losses and loss adjustment expenses at end of period	435,212	53,670	488,882	19,115	65,565	84,680
Unpaid losses and loss adjustment expenses recoverable	110,060	11,638	121,698	235,555	14,371	249,926

Gross unpaid losses and loss adjustment expenses at end of period	$545,272	$65,308	$610,580	$254,670	$79,936	$334,606

Case Basis Reserves for Losses and Loss Adjustment Expenses

Set forth below is a discussion of certain case basis reserves established by the Company.

(a)

During the year ended December 31, 2007, the Company recorded a provision for losses before reinsurance of approximately $165.0 million ($0 after reinsurance), representing the net present value loss expected to be incurred in the future with respect to certain of its reinsured guarantees of obligations supported by home equity lines of credits (“HELOC”) or closed-end second (“CES”) mortgage loan collateral.

During the three months ended March 31, 2008, the Company recorded an additional provision for losses before reinsurance of approximately $33.8 million ($28.2 million after reinsurance), on a present value basis, to reflect adverse development on certain of such obligations. This provision includes $1.8 million of accretion relating to the present value discount associated with reserves on the aforementioned obligations which were established in prior to January 1, 2008.

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

During the three months ended June 30, 2008, the Company recorded an additional provision for losses before reinsurance of approximately $425.8 million ($391.2 million after reinsurance), on a present value basis, to reflect adverse development on such obligations. The adverse development recorded during the three month period ended June 30, 2008 was primarily attributable to actual reported claims during the quarter on certain reinsured securities that were substantially in excess of what had been estimated by the Company, as well as significant growth in payment delinquencies on mortgages comprising the collateral pools supporting certain of the Company’s reinsured obligations.

The loss amounts discussed above, before giving effect to reinsurance, represent: (i) all claims paid through the measurement date, plus the net present value of claims expected be paid subsequent thereto, less (ii) recoveries received through the measurement date, the net present value of expected recoveries subsequent thereto, and the net present value of installment premiums due by the counterparties to such guarantees subsequent to the measurement date.

In connection with the Agreements discussed in Note 2, the Company agreed to commute substantially all of its ceded reinsurance arrangements. Consideration received by the Company in exchange for such commutations will result in the Company recording a loss of approximately $111.0 million during the quarter ended September 30, 2008.

The total remaining par reinsured by the Company with respect to the aforementioned guarantees, net of carried case basis reserves but before reinsurance, aggregated approximately $1.3 billion ($1.1 billion after reinsurance) at June 30, 2008 and $1.9 billion ($1.8 billion after reinsurance) at December 31, 2007.

The Company’s estimates of losses on the aforementioned reinsured guarantees are based on assumptions and estimates extending over many years into the future. Such estimates are subject to the inherent limitation on management’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate. Among other things, the assumptions could be affected by an increase in unemployment, increase in consumer costs, lower advance rates by lenders or other parties, lower than expected revenues or other external events. The Company’s estimates were determined based on an analysis of results of a cash flow model.

The cash flow model projects expected cash flows from the underlying mortgage notes. The model output is dependent on, and sensitive to, the key input assumptions, including assumptions regarding default rates, prepayment rates and the rate of new draws on the HELOCs. On the HELOC transactions, it also projects expected new collateral to be created by the funding of new HELOC draws. The cash flow from the mortgages is then run through the “waterfall” as set forth in the indenture for each transaction. Claims in respect of principal result when the outstanding principal balance of the mortgages is less than the outstanding principal balance of the insured notes. Recoveries result when cash flow from the mortgages is available for repayment, typically after the insured notes are paid off in full.

The Company based its default assumptions on recent observed default rates and the current pipeline of delinquent loans. Prior to the quarter ended June 30, 2008, the Company had assumed that the default rates would begin to decline during the third and fourth quarters of 2008. The Company’s expectation now is that the decline will not commence until early 2009 through third-quarter of 2009, at which point the Company assumes that the default rate will stabilize at a rate nearer, but still above, historical default rates. Net losses will be greater if the time it takes the mortgage performance to stabilize is longer than currently anticipated.

After the occurrence of a rapid amortization event, the HELOC transactions generally benefit by the funding of the new HELOC draws by a third-party. This benefit will be diminished in the event that the third-party is not legally required, or is unable or unwilling, to fund the draws, or if the lender suspends credit lines under certain circumstances legally permitted. During the second quarter of 2008, the Company has observed a decline in draw rates as a result of change in policies by some lenders, which now allow for suspension of credit lines. Management has adjusted the assumptions underlying its HELOC reserves, as it considered necessary, to reflect the aforementioned observed decline.

Through June 30, 2008, the Company has paid claims (net of reimbursements from the transactions) aggregating $158.1 million on its reinsured guarantees of obligations supported by HELOC mortgage collateral. Through the Closing Date, the Company has paid claims (net of reimbursements from the transactions) aggregating $195.7 million.

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

(b)

As of June 30, 2008 and December 31, 2007, the Company carried reserves for unpaid losses and loss adjustment expenses of $69.8 million ($5.9 million after reinsurance and indemnifications provided by affiliates of XL Capital) representing the net present value loss expected to be incurred in the future with respect to a reinsured project financing. The reserves for unpaid losses and loss adjustment expenses were based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

In connection with the Agreements discussed in Note 2, the Company and XL Capital agreed to cancel the aforementioned indemnities and commute the aforementioned reinsurance provided by affiliates of XL Capital in exchange for consideration payable to the Company by affiliates of XL Capital equal to the ceded reserves for unpaid losses and loss adjustment expenses. The total remaining par reinsured by the Company in connection with this transaction (net of applicable carried case reserves before reinsurance), which amortizes over the next 11 years, aggregated approximately $168.8 million at June 30, 2008 and $168.8 million at December 31, 2007.

(c)

As of December 31, 2006, the Company carried a case basis reserve of $2.7 million (none of which was reinsured) with respect to a reinsured residential mortgage securitization. During the three months ended March 31, 2007, the reinsured obligation was retired as a result of the exercise of a clean-up call by the sponsor of the securitization thereby eliminating the Company’s exposure without loss. Accordingly, the Company recorded a reduction in its provision for losses and loss adjustment expenses in the aforementioned period of $2.7 million resulting from the elimination of the aforementioned reserve.

(d)

During 2007, the Company recorded reserves for unpaid losses and loss adjustment expenses relating to two reinsured ABS CDOs of $8.0 million ($5.7 million net of reinsurance). During the three months ended March 31, 2008, the Company recorded an increase in such reserves of $1.1 million, which represented accretion of interest on the discounted reserve established in 2007. During the three months ended June 30, 2008, the Company determined these reserves to be redundant and, accordingly, reduced them to zero.

Unallocated Reserves

The Company’s net provision for unallocated reserves is a function of applying the initial expected loss ratio to earned premium each period (after exclusion of the effect on earned premium of refunding and full limit losses because no more risk exists on those related policies) and the expected loss emergence pattern. The Company’s unallocated loss reserve is established on an undiscounted basis and represents management’s best estimate of losses that the Company will incur in the future as a result of credit deterioration in the Company’s in-force business but which have not yet been specifically identified. As management establishes case basis reserves and pays claims it may, based on its judgment, reduce or increase the ultimate expected loss ratio used to determine unallocated reserves to reflect its best estimate of expected ultimate loss experience. In addition, under the Company’s accounting policy management may, based on its judgment, reduce unallocated reserves in response to significant case basis reserve or paid loss activity. Management would only expect such reductions to occur in limited instances, such as economic events generating significant loss activity across a broad cross-section of the portfolio. Management has not viewed the Company’s case basis reserve or paid loss activity to date to warrant such a reduction of the Company’s unallocated reserves. In addition, while material case basis reserves were established by the Company during the fourth quarter of 2007 and during the six month period ended June 30, 2008, these reserves were concentrated in certain sectors of its reinsured financial guarantee portfolio and were associated with unprecedented credit-market events. As such, these events did not alter management’s perspective of the expected loss ratio associated with the remainder of the portfolio and the required level of unallocated reserves. For the three and six month periods ended June 30, 2008 and 2007, the Company recorded a net provision for unallocated reserves of ($14.0) million and ($11.9) million, and $1.7 million and $3.3 million, respectively. The reduction in the Company’s provision for unallocated reserves during the three and six month periods ended June 30, 2008 was attributable to a significant increase in refunded bonds and other accelerations during such periods (see Note 6).

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

10.	Exposures under Guarantees

The Company provides financial guarantee reinsurance to support public and private borrowing arrangements. Financial guarantee reinsurance guarantees the timely payment of principal and interest on insured obligations to third party holders of such obligations in the event of default by an issuer. The Company’s potential liability in the event of non-payment by the issuer of a reinsured obligation represents the aggregate outstanding principal reinsured under its policies and contracts and related interest payable at the date of default. In addition, the Company provides credit protection on specific assets referenced in its reinsured CDS contracts which consist of structured pools of corporate obligations (see Note 4). Under the terms of reinsured CDS contracts the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a reference asset. The Company’s potential liability under reinsured CDS contracts represents the notional amount of such CDS contracts that it reinsures.

At June 30, 2008 and December 31, 2007, the Company’s net outstanding par exposure under its in-force financial guarantee reinsurance policies and contracts aggregated to $74.8 billion and $95.6 billion, respectively. In addition, at June 30, 2008 and December 31, 2007, the Company’s notional exposure under reinsured CDS contracts aggregated to $50.7 billion and $51.8 billion, respectively.

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

11.	Other Matters
(a)

The Company has reinsured payment of scheduled debt service on sewer revenue warrants issued by Jefferson County, Alabama (the “County”) in 2002 and 2003. As of June 30, 2008, the outstanding principal amount of such obligations was $1.2 billion before giving effect to reinsurance and $0.8 billion after giving effect to reinsurance, however, after giving effect to the commutation of certain reinsurance agreements described in Note 2 as if they had occurred at June 30, 2008, the reinsured outstanding principal amount of such obligations outstanding after giving effect to reinsurance would have been $1.0 billion. Such warrants are secured on a parity basis with other sewer revenue warrants of the County by a pledge of the net revenues of the County’s sewer system. The aggregate principal amount of warrants outstanding at June 30, 2008, including the warrants reinsured by the Company, was $3.2 billion. The warrants reinsured by the Company include certain variable rate demand warrants in the original principal amount of approximately $587.0 million that are owned by various liquidity banks who purchased them when they were tendered and not remarketed. While owned by the liquidity banks, such warrants bear interest at a special bank rate and are subject to redemption in 16 equal quarterly installments of approximately $37.0 million plus interest reinsured by the Company. The first such principal installment was due April 1, 2008 (the “April 1 Quarterly Payment”) but was extended to June 1, 2008 with the consent of the liquidity banks. The second such installment would otherwise have been due on July 1, 2008 (the “July 1 Quarterly Payment”). However, in connection with a principal pay-down of the warrants reinsured by the Company in respect of the April 1 Quarterly Payment of approximately $10.6 million by the County on or around June 2, 2008 and approximately $10.6 million by Syncora Guarantee ($8.2 million of which was paid by the Company under its reinsurance obligations) on or around June 3, 2008 and with the consent of the liquidity banks, the due dates in respect of both the remainder of the April 1 Quarterly Payment and the July 1 Quarterly Payment were extended to August 1, 2008, with subsequent installments to occur as originally scheduled on October 1, 2008 and quarterly thereafter. On August 1, 2008 in connection with a paydown of approximately $35 million by the County and $35 million by Syncora Guarantee ($27 million of which was paid by the Company under its reinsurance obligations), the liquidity banks, the County and the Company agreed that on or about August 4, 2008 the remainder of the April 1 Quarterly Payment would be satisfied together with a portion of the July 1 Quarterly Payment, which payment has been made. The remainder of the July 1 Quarterly Payment and the October 1 Quarterly Payment were also extended to November 17, 2008 with subsequent installments to occur on January 1, 2009 and quarterly thereafter. Pursuant to certain forbearance agreements with the County, the liquidity banks have agreed, during a specified forbearance period, to forbear from exercising any remedies upon certain defaults, including defaults in the payment of the quarterly principal installments and certain interest amounts. Such forbearance period, which has now been extended three times, will expire on November 17, 2008 unless again extended. There is no assurance any such extension will occur. The County’s sewer system is experiencing severe financial difficulties. In a filing dated February 27, 2008 pursuant to SEC Rule 15c2-12, the County stated it can provide no assurance that net revenues from the sewer system will be sufficient to permit the County to meet the interest rate and amortization requirements related to warrants owned by the liquidity banks. Management does not expect to incur a loss on the warrants reinsured by the Company and, accordingly, the Company has not recorded any provision for losses on the such warrants to date. However, management continues to monitor this exposure and as new information becomes available the Company may be required to establish a provision for loss reserves in the future. In addition, the Company may be required to pay claims in the event of a continuing failure to remarket the bonds or a failure to extend the aforementioned forbearance agreements. The Company estimates that the maximum amount of such claims is approximately $45 million per quarter over the 16-quarter accelerated amortization period. This estimate is based on the maximum amount of debt service the Company may have to pay under its reinsured policies. Actual amounts of claims the Company may be required to pay may differ from such estimates and the differences could be material. On or around June 17, 2008, a class action lawsuit was filed in the Circuit Court of Jefferson County, Alabama, on behalf of all persons and entities that paid rates with respect to the County’s sewer system from January 1, 2003 to the present. The suit asserts claims against, among others, Syncora Guarantee, another bond insurer, numerous financial institutions, and certain current and former County commissioners, alleging negligence, breach of fiduciary duty, conspiracy, misrepresentation, fraud, breach of contract and unjust enrichment in connection with the issuance of the County’s sewer system warrants, certain conduct occurring thereafter and the operation of the sewer system. The lawsuit does not seek any specific amount in damages from any defendant. The Company believes that such lawsuit lacks merit and intends to vigorously defend itself against such action.

SYNCORA GUARANTEE RE LTD.
NOTES TO INTERIM FINANCIAL STATEMENTS
(U.S. Dollars in thousands, except share amounts)

(b)

On February 11, 2008, the Company issued $200 million of its non-cumulative perpetual Series B preferred shares (the “Series B Preferred Shares”) pursuant to the exercise of a put option under its capital facility. The Series B Preferred shares have a par value of $120 per share and a liquidation preference of $100,000 per share. The Series B Preferred Shares rank prior to the Company’s common shares and the Company’s series A redeemable preferred shares. Holders of outstanding Series B Preferred Shares shall be entitled to receive, in preference to the holders of the Company ‘s common shares and the Company ‘s series A redeemable preferred shares, cash dividends at a percentage rate per Series B Preferred Share as follows:

(1)	for any dividend period ending on or prior to December 9, 2009, one-month LIBOR plus 1.00% per annum, calculated on an actual/360 day basis; and
(2)	for any subsequent dividend period, one-month LIBOR plus 2.00% per annum, calculated on an actual/360 day basis.

The holders of the Series B Preferred Shares are not entitled to any voting rights as shareholders of the Company and their consent is not required for taking any corporate action. Subject to certain requirements, the Series B Preferred Shares may be redeemed, in whole or in part, at the option of the Company at any time or from time to time after December 9, 2009 for cash at a redemption price equal to the liquidation preference per share plus any accrued and unpaid dividends thereon to the date of redemption without interest on such unpaid dividends. On February 26, 2008, the Company elected to declare dividends on the Series B preferred shares at the required rate for the next three monthly periods and on May 6, 2008, the Company elected to declare dividends on the Series B Preferred Shares at the required rate for the succeeding month. On July 25, 2008, the Company elected to declare dividends on the Series B Preferred Shares at the required rate for the July 2008 and August 2008 periods.

In accordance with GAAP, the aforementioned put option is required to be reported at fair value with changes in the fair value thereof reflected in the unrealized gains (losses) component of the “Net change in fair value of derivatives” line item of the Company’s statements of operations. At December 31, 2007 the fair value of the put option was $107.0 million, which is reflected in the Company’s balance sheets at such date in the line item entitled, “Derivative assets”. During the period from January 1, 2008 through to the effective date of the exercise of the put option, the Company recorded an incremental unrealized gain on the put option of $72.5 million and the corresponding Derivative asset at such date was $180 million. Upon the exercise of the put option, the Company reversed the derivative asset and correspondingly reduced the paid in capital of the Series B Preferred Shares that were issued pursuant to the exercise of the put option. The effect of these entries is to report the Series B Preferred Shares at their estimated fair value at the date of issuance. Accordingly, the carrying value of the Series B Preferred Shares at June 30, 2008 of $20.0 million represents the net proceeds received upon the issuance thereof less the reversal of the fair value of the put option on the date of exercise.

12.	Subsequent Event

The Company recently became aware that one of its reinsurers has been put into liquidation by its regulator. The net assets recorded by the Company relating to such reinsurance aggregated $24.2 million at June 30, 2008. The Company is currently in the process of assessing the recoverability of such assets, however, no assurance can be given that any amount will be recovered.